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                        ADDENDUM TO EXPENSE CAP AGREEMENT

THIS ADDENDUM TO EXPENSE CAP AGREEMENT ("Addendum"), effective as of August 28, 2003, is entered into between Hotchkis and Wiley Capital Management, LLC, as investment advisor ("Advisor"), and the Hotchkis and Wiley Funds (the "Funds").

     WHEREAS, pursuant to an Expense Cap Agreement dated October 17, 2001, as amended, the Advisor has agreed with the Funds to limit the annual operating expenses of the Hotchkis and Wiley Large Cap Value ("Large Cap Value"), Hotchkis and Wiley Mid-Cap Value ("Mid-Cap Value"), Hotchkis and Wiley Small Cap Value and Hotchkis and Wiley All Cap Value Funds through October 31, 2004 ("Agreement");

     WHEREAS, the Advisor and the Large Cap Value and Mid-Cap Value Funds desire to add Class R shares to the Agreement; and

     WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Addendum, the parties, intending to be legally bound, hereby agree as follows:

A. ADDITION OF CLASS R SHARES. The Advisor agrees to limit the annual operating expenses of the Large Cap Value and Mid-Cap Value Funds' Class R shares as set forth below through October 31, 2004 and thereafter may change any of them only upon 30 days' prior notice to the Funds' shareholders.

                                                        EXPENSE LIMIT
                                                  (AS A PERCENTAGE OF
               FUND                               AVERAGE NET ASSETS)
               ----                               -------------------
                                                          CLASS R
                                                          -------
     Large Cap Value                                       1.55%
     Mid-Cap Value                                         1.65%

B. CONFIRMATION OF AGREEMENT. Except as expressly provided in this Addendum, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first above written.

 Hotchkis and Wiley Capital Management, LLC          Hotchkis and Wiley Funds


  /s/ Nancy D. Celick                                 /s/ Nancy D. Celick
 -----------------------------                       ------------------------
 Nancy D. Celick                                     Nancy D. Celick
 Chief Operating Officer                             President